Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126021

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED JULY 8, 2005)

345,146 Shares

VENTAS, INC.

Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated July 8, 2005, relating to the offer and sale from time to time of up to an aggregate of 345,146 shares of our common stock for the account of certain selling stockholders.

Any statement contained in the prospectus shall be deemed to be modified or superceded to the extent that information in this prospectus supplement modifies or supercedes such statement. Any statement that is modified or superceded shall not be deemed to constitute a part of the prospectus except as modified or superceded by this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that information in this prospectus supplement supercedes the information contained in the prospectus.

Investing on our common stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS SUPPLEMENT IS DATED NOVEMBER 15, 2005.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the accompanying prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the prospectus:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage of Outstanding Shares (2)
Mark A. Doyle	16,995	(3)	12,044	4,951	*
Brown University (4)	4,000		4,000	—	*

(1)	The beneficial ownership in this column assumes that each selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by such selling stockholder and that prior to the sale of such shares such selling stockholder does not acquire additional shares or dispose of shares beneficially owned by such stockholder that are not being offered pursuant to this prospectus. A selling stockholder may sell none, some or all of the shares, including the shares offered by this prospectus or other shares, beneficially owned by such selling stockholder, or acquire additional shares. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus or any other shares beneficially owned by such selling stockholder or acquire additional shares.

(2)	The asterisk indicates ownership of less than 1% of the outstanding shares of our common stock. The percentage of outstanding shares is based on 103,238,772 shares of common stock outstanding as of October 31, 2005.

(3)	Includes 12,044 shares of our common stock issuable to Mr. Doyle upon redemption of his 12,044 ETOP Class D Units.

(4)	Brown University received the shares of our common stock beneficially owned by it upon redemption of ETOP Class D Units transferred to it by Mr. Doyle. Brown University is not a former officer, trustee or employee of Provident. To the best of our knowledge, Brown University does not have, or within the past three years has not had, any material relationship with Ventas, Inc. or any of its predecessors or affiliates.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.